June 4, 2010

**CONFIDENTIAL**

Drew Currah
3048 Seneca Drive,
Oakville, Ontario
L6L 1A9

Dear Drew:

**Re: Agreement re Preferred Shares for Services Rendered**

This Letter Agreement is to confirm the following:

1. To date, you have performed for ABC Acquisition Corp. 1501 (the "Corporation") certain services (the "Services") including:

    a. Introducing Luc C. Duchesne ("Luc") to the Corporation, which introduction resulted in a transaction between the Corporation and GSN Dreamworks, Inc., a company organized and controlled by Luc ("GSN"), pursuant to which GSN will grant to the Corporation a license to its technology for future development and to be used by the Corporation as a platform for its business;

    b. Introducing Robert G. Cormier ("Rob") to the Corporation, which introduction resulted in a transaction between the Corporation and R & B Cormier Enterprises, Inc., a company organized and controlled by Rob ("Cormier Enterprises"), pursuant to which Cormier Enterprises will grant to the Corporation a license to its technology for future development and to be used by the Corporation as a platform for its business. Following the execution of the license agreements with GSN and Cormier Enterprises, the Corporation intends to combine the technologies to begin pursuing opportunities relating to carbon-credit evaluations, certifications and related services; and

    c. Providing input and advice on the capital structure of the Corporation and assistance with articulating, developing and refining a business plan and strategy for the Corporation.

2. The Corporation and you have negotiated an agreement for payment for the Services rendered by you to date and to be rendered through December 31, 2010, whereby you would be (i) paid a $1,750 per month, for a period of four (4) months and a total payment of $7,000 and (ii) issued 60,000 Class A preferred shares of the Corporation (the "Class A Preferred Shares"), with each Class A Preferred Share having a deemed principal value

of CAD$1.00. The Class A Preferred Shares will be first ranking, non-convertible and will earn/accrue interest at 10% per annum on the principal value. The Corporation may repurchase the Class A Preferred Shares at any time for the principal and interest then outstanding.

In consideration of the Services rendered to date and to be provided by you to the Corporation for the period through December 31, 2010, please find enclosed a share certificate representing 60,000 Preferred Shares in the capital of the Corporation, which are issued at a deemed price equal to CAD$1.00 per Share.

As confirmation of your acceptance of the foregoing, please countersign this Letter Agreement and return it to us.

Yours truly,

**ABC Acquisition Corp. 1501**

By:________________________________
Name: Henry C. Chu
Title: President

This Letter Agreement is hereby accepted on the terms and conditions set forth herein.

________________________________
**Drew Currah**

of CAD$1.00. The Class A Preferred Shares will be first ranking, non-convertible and will earn/accrue interest at 10% per annum on the principal value. The Corporation may repurchase the Class A Preferred Shares at any time for the principal and interest then outstanding.

In consideration of the Services rendered to date and to be provided by you to the Corporation for the period through December 31, 2010, please find enclosed a share certificate representing 60,000 Preferred Shares in the capital of the Corporation, which are issued at a deemed price equal to CAD$1.00 per Share.

As confirmation of your acceptance of the foregoing, please countersign this Letter Agreement and return it to us.

Yours truly,

**ABC Acquisition Corp. 1501**

By:______________________________
Name: Henry C. Chu
Title: President

This Letter Agreement is hereby accepted on the terms and conditions set forth herein.

______________________________
**Drew Currah**